EXHIBIT 5.2

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

December 4, 2015

Galena Biopharma, Inc.

2000 Crow Canyon Place, Suite 380

San Ramon, California 94583

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the filing by Galena Biopharma, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectuses contained therein (the “Prospectuses”). The Prospectuses relate to the offer and sale by the Company of (i) up to $42,194,000 of shares of the Company common stock, par value $0.0001 per share (“Common Stock”), that the Company may sell from time to time under a purchase agreement between the Company and Lincoln Park Capital Fund, LLC and (ii) up to $20,000,000 of shares of Common Stock that the Company may offer and sell from time to time pursuant to Sales Agreements between the Company and each of MLV & Co. and Maxim Group LLC (the “Sales Agreements Shares”). We understand that the shares of Common Stock (collectively, the “Shares”) are to be offered and sold in the manner described in the respective Prospectuses.

We have acted as counsel for the Company in connection with the offer and sale of the Shares. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectuses and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

The opinion expressed below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and paid for as described in the Prospectuses, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectuses. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC